SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13D
                                 Amendment No. 3
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)


                         Electronic Clearing House Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    285562500
             ------------------------------------------------------
                                 (CUSIP Number)


                                Jay L. Hack, Esq.
                         c/o Gallet Dreyer & Berkey, LLP
                                845 Third Avenue
                         New York, New York 10022 -6601
                                  212-935-3131
             ------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 January 8, 2004
             ------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP No. 285562500
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Melvin Laufer
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    (a) [ ]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------

NUMBER OF                                 7    SOLE VOTING POWER:       460,600
SHARES                                    --------------------------------------
BENEFICIALLY                              8    SHARED VOTING POWER
OWNED BY                                  --------------------------------------
EACH                                      9    SOLE DISPOSITIVE POWER:  460,600
REPORTING                                 --------------------------------------
PERSON                                    10   SHARED DISPOSITIVE POWER
WITH                                      --------------------------------------

--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

    460,600
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    7.28%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON: IN

--------------------------------------------------------------------------------

This amendment amends a Schedule 13D of Melvin Laufer filed on July 9, 2003, as previously amended by Amendment 1 filed on August 11, 2003 and Amendment 2 filed on September 12, 2003 (together, the "Schedule"). Items 3 and 5 of the Schedule are amended as set forth below to reflect the purchase of additional shares of stock of the Issuer. Other than as set forth below, to the best knowledge of the Reporting Person, there has been no material change in Items 1, 2, 4, 6 or 7 of the Schedule.

This amendment is being filed voluntarily to report purchases of additional shares of the issuer aggregating less than 1% of the shares of the issuer outstanding. The filing of this amendment should not be deemed an admission by the reporting person that a purchase of the number of shares set forth herein represents a material change in his ownership.

Amendment of Item 3. Source and Amount of Funds or Other Consideration

The additional shares reported herein were purchased for an aggregate purchase price of $546,876.75 using personal funds.

Amendment of Item 5. Interest in Securities of the Issuer

At January 6, 2004, the aggregate number of shares beneficially owned by Mr. Laufer was 460,600 shares. Mr. Laufer possesses sole voting and sole dispositive power as to all of those shares.

The following table shows all purchases of the Issuer's stock by Mr. Laufer after September 9, 2003, the last date for which a transaction was reported on the Schedule. All the following transactions were completed through brokers on the open market.

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           900          $      9.340          9/12/03     $   8,406.00
           100          $      9.340          9/12/03     $     934.00
           500          $      9.340          9/12/03     $   4,670.00
           400          $      9.340          9/12/03     $   3,736.00
           100          $      9.400          9/12/03     $     940.00
            25          $      9.150          9/15/03     $     228.75
           200          $      9.150          9/15/03     $   1,830.00
           175          $      9.150          9/15/03     $   1,601.25
           500          $      9.030          9/16/03     $   4,515.00
           100          $      8.900          9/16/03     $     890.00
           400          $      8.900          9/16/03     $   3,560.00
           600          $      8.850          9/17/03     $   5,310.00
           400          $      8.600          9/18/03     $   3,440.00
           400          $      8.400          9/18/03     $   3,360.00
           200          $      8.490          9/18/03     $   1,698.00
           200          $      8.499          9/18/03     $   1,699.80
           200          $      8.400          9/19/03     $   1,680.00

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           200          $      8.400          9/19/03     $   1,680.00
           200          $      8.389          9/19/03     $   1,677.80
           100          $      8.450          9/22/03     $     845.00
           200          $      8.548          9/22/03     $   1,709.60
           100          $      8.550          9/22/03     $     855.00
           100          $      8.549          9/22/03     $     854.90
           400          $      8.450          9/23/03     $   3,380.00
           300          $      8.540          9/23/03     $   2,562.00
           300          $      8.480          9/23/03     $   2,544.00
           500          $      8.600          9/24/03     $   4,300.00
           200          $      8.600          9/24/03     $   1,720.00
           200          $      8.350          9/24/03     $   1,670.00
           100          $      8.300          9/24/03     $     830.00
           100          $      8.400          9/24/03     $     840.00
           100          $      8.400          9/24/03     $     840.00
           200          $      8.350          9/24/03     $   1,670.00
           100          $      8.300          9/24/03     $     830.00
           200          $      8.300          9/25/03     $   1,660.00
           200          $      7.620          9/25/03     $   1,524.00
           200          $      7.450          9/25/03     $   1,490.00
           100          $      7.429          9/25/03     $     742.90
           200          $      7.169          9/29/03     $   1,433.80
           100          $      7.149          9/30/03     $     714.90
           200          $      8.149          10/1/03     $   1,629.80
           200          $      8.069          10/3/03     $   1,613.80
           200          $      8.100          10/7/03     $   1,620.00
           100          $      8.000          10/7/03     $     800.00
           100          $      8.000          10/7/03     $     800.00
           100          $      8.000          10/7/03     $     800.00
           200          $      8.019          10/8/03     $   1,603.80
           100          $      7.979          10/9/03     $     797.90
           200          $      7.600         10/13/03     $   1,520.00
           100          $      7.389         10/13/03     $     738.90
           100          $      6.820         10/14/03     $     682.00
           100          $      6.879         10/15/03     $     687.90
           100          $      6.959         10/16/03     $     695.90
           100          $      6.649         10/17/03     $     664.90
           200          $      6.760         10/20/03     $   1,352.00
           200          $      6.860         10/20/03     $   1,372.00
           200          $      6.880         10/21/03     $   1,376.00
           100          $      7.079         10/21/03     $     707.90
           100          $      7.079         10/21/03     $     707.90
           100          $      6.850         10/22/03     $     685.00
           100          $      7.299         10/22/03     $     729.90
           100          $      7.150         10/23/03     $     715.00
           400          $      7.500         10/24/03     $   3,000.00
           100          $      7.900         10/24/03     $     790.00
           125          $      8.000         10/24/03     $   1,000.00
           275          $      8.000         10/24/03     $   2,200.00
           300          $      7.900         10/24/03     $   2,370.00
           100          $      7.900         10/24/03     $     790.00

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           200          $      7.999         10/24/03     $   1,599.80
           400          $      7.750         10/27/03     $   3,100.00
           200          $      7.700         10/27/03     $   1,540.00
           400          $      7.650         10/27/03     $   3,060.00
           200          $      7.500         10/27/03     $   1,500.00
           200          $      7.400         10/27/03     $   1,480.00
           200          $      7.400         10/27/03     $   1,480.00
           200          $      7.300         10/27/03     $   1,460.00
           100          $      7.300         10/27/03     $     730.00
           100          $      7.440         10/27/03     $     744.00
           100          $      7.130         10/28/03     $     713.00
           200          $      7.250         10/28/03     $   1,450.00
           100          $      7.130         10/28/03     $     713.00
           200          $      7.300         10/28/03     $   1,460.00
           200          $      7.050         10/29/03     $   1,410.00
           200          $      7.050         10/29/03     $   1,410.00
           100          $      7.060         10/29/03     $     706.00
           200          $      7.060         10/29/03     $   1,412.00
           200          $      6.950         10/31/03     $   1,390.00
           100          $      6.959         10/31/03     $     695.90
           200          $      7.350          11/3/03     $   1,470.00
           200          $      7.250          11/3/03     $   1,450.00
           300          $      7.250          11/4/03     $   2,175.00
           137          $      7.370          11/4/03     $   1,009.69
           163          $      7.370          11/4/03     $   1,201.31
           200          $      7.660          11/5/03     $   1,532.00
           500          $      7.900          11/6/03     $   3,950.00
           200          $      7.830          11/6/03     $   1,566.00
           200          $      7.720          11/6/03     $   1,544.00
           100          $      7.700          11/6/03     $     770.00
           200          $      7.830          11/7/03     $   1,566.00
           100          $      7.960          11/7/03     $     796.00
           300          $      7.750         11/11/03     $   2,325.00
           200          $      7.700         11/11/03     $   1,540.00
           200          $      7.700         11/11/03     $   1,540.00
           200          $      7.550         11/11/03     $   1,510.00
           200          $      7.400         11/11/03     $   1,480.00
           100          $      7.589         11/11/03     $     758.90
           200          $      6.750         11/13/03     $   1,350.00
           300          $      7.000         11/13/03     $   2,100.00
           200          $      7.030         11/14/03     $   1,406.00
           200          $      6.750         11/17/03     $   1,350.00
           100          $      7.250         11/18/03     $     725.00
           200          $      7.180         11/19/03     $   1,436.00

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           200          $      7.050         11/19/03     $   1,410.00
           200          $      7.050         11/20/03     $   1,410.00
           100          $      6.979         11/20/03     $     697.90
           100          $      6.999         11/21/03     $     699.90
           100          $      7.069         11/21/03     $     706.90
           100          $      6.929         11/24/03     $     692.90
           100          $      7.150         11/28/03     $     715.00
           100          $      7.150         11/28/03     $     715.00
           100          $      7.100         11/28/03     $     710.00
           100          $      7.100          12/1/03     $     710.00
           100          $      6.949          12/3/03     $     694.90
           200          $      7.300          12/5/03     $   1,460.00
           300          $      7.050          12/8/03     $   2,115.00
           200          $      6.850          12/8/03     $   1,370.00
           200          $      6.850          12/8/03     $   1,370.00
           200          $      6.800          12/9/03     $   1,360.00
           200          $      7.520         12/12/03     $   1,504.00
           100          $      7.520         12/12/03     $     752.00
           300          $      7.520         12/12/03     $   2,256.00
           200          $      7.520         12/12/03     $   1,504.00
           200          $      7.250         12/15/03     $   1,450.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.250         12/15/03     $     725.00
           100          $      7.100         12/15/03     $     710.00
           100          $      7.100         12/15/03     $     710.00
           100          $      7.100         12/15/03     $     710.00
           100          $      7.100         12/15/03     $     710.00
           100          $      7.100         12/15/03     $     710.00
           100          $      7.100         12/15/03     $     710.00
           400          $      7.100         12/15/03     $   2,840.00
           200          $      6.750         12/15/03     $   1,350.00
           500          $      7.500         12/16/03     $   3,750.00
           300          $      7.500         12/16/03     $   2,250.00
           800          $      8.400         12/16/03     $   6,720.00
           200          $      8.400         12/16/03     $   1,680.00
           517          $      8.430         12/16/03     $   4,358.31
           483          $      8.480         12/16/03     $   4,095.84
         1,000          $      8.900         12/17/03     $   8,900.00
           200          $      8.800         12/17/03     $   1,760.00
         1,800          $      8.800         12/17/03     $  15,840.00
         2,000          $      9.100         12/17/03     $  18,200.00
           200          $      9.089         12/17/03     $   1,817.80

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           300          $      8.700         12/18/03     $   2,610.00
           500          $      8.850         12/18/03     $   4,425.00
           100          $      8.720         12/18/03     $     872.00
           100          $      8.720         12/18/03     $     872.00
           100          $      8.720         12/18/03     $     872.00
           200          $      8.720         12/18/03     $   1,744.00
           100          $      8.720         12/18/03     $     872.00
           250          $      8.720         12/18/03     $   2,180.00
           100          $      8.720         12/18/03     $     872.00
            50          $      8.720         12/18/03     $     436.00
           200          $      9.000         12/19/03     $   1,800.00
           100          $      9.000         12/19/03     $     900.00
           100          $      8.970         12/19/03     $     897.00
           400          $      9.000         12/19/03     $   3,600.00
           500          $      9.120         12/19/03     $   4,560.00
           700          $      9.120         12/19/03     $   6,384.00
           200          $      9.189         12/19/03     $   1,837.80
           800          $      9.750         12/22/03     $   7,800.00
         1,000          $      9.650         12/22/03     $   9,650.00
           200          $      9.850         12/22/03     $   1,970.00
         1,400          $      9.850         12/22/03     $  13,790.00
           400          $      9.850         12/22/03     $   3,940.00
           200          $      9.810         12/22/03     $   1,962.00
           300          $      9.600         12/23/03     $   2,880.00
           200          $     10.750         12/23/03     $   2,150.00
           300          $     10.750         12/23/03     $   3,225.00
           100          $     10.700         12/24/03     $   1,070.00
           900          $     10.700         12/24/03     $   9,630.00
           400          $     10.550         12/24/03     $   4,220.00
           300          $     10.550         12/24/03     $   3,165.00
           200          $     10.550         12/24/03     $   2,110.00
           100          $     10.550         12/24/03     $   1,055.00
           200          $     10.450         12/24/03     $   2,090.00
           200          $     10.719         12/24/03     $   2,143.80
           100          $     10.739         12/24/03     $   1,073.90
           500          $     10.920         12/26/03     $   5,460.00
           200          $     10.899         12/26/03     $   2,179.80
           200          $     10.989         12/26/03     $   2,197.80
           100          $     10.800         12/29/03     $   1,080.00
           100          $     10.830         12/29/03     $   1,083.00
           300          $     10.900         12/29/03     $   3,270.00
           500          $     10.900         12/29/03     $   5,450.00
           600          $     10.800         12/29/03     $   6,480.00
           100          $     10.760         12/29/03     $   1,076.00
           200          $     10.760         12/29/03     $   2,152.00
           700          $     10.760         12/29/03     $   7,532.00
           400          $     10.990         12/29/03     $   4,396.00
           200          $     10.760         12/30/03     $   2,152.00

                                                            Aggregate
                                                         Purchase Price
     Number of Shares                                        Without
        Purchased      Purchase Price       Trade Date     Commission
        ---------      --------------       ----------     ----------

           400          $     10.760         12/30/03     $   4,304.00
           100          $     10.760         12/30/03     $   1,076.00
           275          $     10.760         12/30/03     $   2,959.00
           100          $     10.760         12/30/03     $   1,076.00
           500          $     10.760         12/30/03     $   5,380.00
            25          $     10.760         12/30/03     $     269.00
           200          $     10.799         12/30/03     $   2,159.80
           200          $     10.829         12/30/03     $   2,165.80
           400          $     10.600         12/31/03     $   4,240.00
           100          $     10.900         12/31/03     $   1,090.00
           100          $     10.900         12/31/03     $   1,090.00
           400          $     10.850         12/31/03     $   4,340.00
           200          $     10.920         12/31/03     $   2,184.00
           100          $     10.949         12/31/03     $   1,094.90
           100          $     10.960           1/2/04     $   1,096.00
           100          $     10.960           1/2/04     $   1,096.00
           100          $     10.960           1/2/04     $   1,096.00
           400          $     10.960           1/2/04     $   4,384.00
           100          $     11.400           1/5/04     $   1,140.00
           200          $     11.400           1/5/04     $   2,280.00
           300          $     11.680           1/5/04     $   3,504.00
           100          $     11.680           1/5/04     $   1,168.00
           100          $     11.680           1/5/04     $   1,168.00
           200          $     11.680           1/5/04     $   2,336.00
           100          $     11.760           1/5/04     $   1,176.00
           900          $     11.760           1/5/04     $  10,584.00
           500          $     12.000           1/5/04     $   6,000.00
         1,250          $     12.000           1/5/04     $  15,000.00
           450          $     12.000           1/5/04     $   5,400.00
            50          $     12.000           1/5/04     $     600.00
           100          $     12.000           1/5/04     $   1,200.00
           200          $     12.000           1/5/04     $   2,400.00
           450          $     12.000           1/5/04     $   5,400.00
           200          $     11.999           1/5/04     $   2,399.80
     -----------------------------------------------------------------
        60,600                                            $ 546,876.75
     =================================================================




SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 8, 2004


                                       /s/ MELVIN LAUFER
                                       -----------------------------------------
                                       Melvin Laufer